CONTACT:
Michael Archer
Senior Vice President
Corporate Controller
Camden National Corporation
(800) 860-8821
marcher@CamdenNational.com

FOR IMMEDIATE RELEASE

CAMDEN NATIONAL CORPORATION REPORTS
FIRST QUARTER 2021 FINANCIAL RESULTS

Camden National Corporation Reports Record Net Income of $19.7 Million for the First Quarter of 2021

CAMDEN, Maine, April 27, 2021/PRNewswire/--Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”), a $5.1 billion bank holding company headquartered in Camden, Maine, reported net income of $19.7 million and diluted earnings per share ("EPS") of $1.31 for the first quarter of 2021, increases of 46% and 47% over the first quarter of 2020, respectively. On a linked-quarter basis, the Company's first quarter 2021 net income and diluted EPS increased 8% and 7% over the fourth quarter of 2020, respectively. These strong financial results led to a return on average equity of 15.00% and a return on average tangible equity (non-GAAP) of 18.47% for the first quarter of 2021.

"I'm very pleased with our strong start to the year reporting record quarterly earnings of $19.7 million for the quarter," said Gregory A. Dufour, President and Chief Executive Officer of the Company. "Mortgage banking income for the first quarter doubled that reported for the same period a year ago, while we also recognized $1.9 million of income from Small Business Administration Paycheck Protection Program ('SBA PPP') loans. The actions we took last year in response to the COVID-19 pandemic, which included increasing reserve levels, positioned us well during the early stages of the pandemic, providing flexibility to offer short-term loan deferral arrangements to qualified borrowers and originate SBA PPP loans. As we continue to monitor economic factors closely, our asset quality continues to be favorable, with non-performing assets at 0.20% of total assets and only $2.4 million of loans remaining on short-term deferral arrangement at March 31, 2021. Given the strength of our asset quality and improving market conditions, we released provision of $2.0 million for the quarter. At quarter-end, our loan loss reserves of 1.11% of total loans continued to be well above reserve levels at the onset of the pandemic of 0.84% of total loans at March 31, 2020."

Dufour added, "In addition to great financial results for the first quarter, we were excited to learn Camden National was named to S&P Global's top 50 performing publicly-traded community banks of 2020 with $3 - $10 billion in assets and was named a Raymond James Community Bankers Cup recipient, which recognizes the top 10% of community banks. These are major accomplishments and a testament to our whole team's hard work over the past year."

In March 2021, the Company announced a 9% increase in its quarterly cash dividend to $0.36, payable on April 30, 2021 to shareholders of record on April 15, 2021. The Company's book value per share grew 8% year-over-year to

$35.64 at March 31, 2021, and its tangible book value per share (non-GAAP) grew 10% over the same period to $29.12 at March 31, 2021.

FIRST QUARTER 2021 HIGHLIGHTS

•Net income increased by $6.2 million, or 46%, over the first quarter of 2020 and by $1.5 million, or 8%, over the fourth quarter of 2020.
•Pre-tax, pre-provision earnings (non-GAAP) increased $4.0 million, or 21%, over the first quarter of 2020 and decreased $420,000, or 2%, from the fourth quarter of 2020.
•Net interest margin on a fully-taxable equivalent basis (“net interest margin”) for the first quarter of 2021 was 2.88%, compared to 3.08% for the first quarter of 2020 and 3.06% for the fourth quarter of 2020.
•Adjusted net interest margin (non-GAAP), which excludes SBA PPP average loans and related income, and average excess liquidity and related income, for the first quarter of 2021 was 2.91%, compared to 3.09% for the first quarter of 2020 and 2.99% for the fourth quarter of 2020.
•Loans grew 1% during the first quarter of 2021 to $3.2 billion at March 31, 2021.
•Non-performing assets were 0.20% of total assets and loans 30-89 days past due were 0.05% of total loans at March 31, 2021.
•Allowance for loan losses was 1.11% of total loans at March 31, 2021, down from 1.18% at December 31, 2020.
•Announced an increase in the quarterly cash dividend to shareholders of 9% to $0.36, payable on April 30, 2021 to shareholders of record on April 15, 2021.

FINANCIAL CONDITION

As of March 31, 2021, total assets were $5.1 billion, an increase of $190.5 million, or 4%, since December 31, 2020. Asset growth for the first quarter of 2021 was driven by an increase in cash balances as additional federal stimulus was provided in response to the COVID-19 pandemic, which included another round of SBA PPP loans for qualifying small businesses. Loan growth for the first quarter of $17.2 million, or 1%, was driven by SBA PPP loan growth of $34.3 million and commercial real estate loan growth of $20.9 million, and was partially offset by lower consumer and home equity loan balances of $19.6 million, lower commercial loan balances of $15.3 million and lower residential real estate balances of $3.0 million. Residential real estate originations continued to be strong throughout the first quarter of 2021 as interest rates remained low. For the first quarter of 2021, the Company originated $289.8 million of residential real estate loans, of which 63% was refinancing activity, and 34% of those originated during the quarter were held in its loan portfolio and the remaining were sold to secondary market investors.

As of March 31, 2021, total deposits were $4.2 billion, an increase of $206.4 million, or 5%, since December 31, 2020. Deposit growth for the first quarter was driven by core deposit (non-GAAP) growth of $212.8 million, or 6%, which was fueled by another round of government stimulus programs in response to the COVID-19 pandemic. Over the same period, certificates of deposits decreased 3% and total borrowings decreased $1.0 million. During the first quarter of 2021, in light of its liquidity position, the Company terminated a $25.0 million long-term borrowing contract with the Federal Home Loan Bank of Boston ("FHLBB") under which advances had an interest rate of 0.98%, and incurred a one-time prepayment penalty of $514,000. On April 16, 2021, the Company redeemed in full $15.0 million of subordinated notes that had a 5.50% interest rate, at a redemption price equal to the principal amount of the notes plus accrued and unpaid interest.

The Company's loan-to-deposit ratio was 77% at March 31, 2021, compared to 80% at December 31, 2020.

At March 31, 2021, the Company's capital position remained well in excess of regulatory requirements, including a total risk-based capital ratio of 16.00% and a tier 1 leverage ratio of 9.61%. As of March 31, 2021, the Company's $15.0 million of subordinated debt provided 38 basis points of tier 2 capital for its total risk-based capital ratio.

In March 2021, the Company announced a $0.03, or 9%, increase in its quarterly cash dividend to shareholders to $0.36 per share, payable on April 30, 2021 to shareholders of record as of April 15, 2021. As of March 31, 2021, the Company's annualized dividend yield was 3.01% based on Camden National's closing share price of $47.86, as reported by NASDAQ.

In the first quarter of 2021, the Company initiated a new share repurchase program for up to 750,000 shares of its common stock, or approximately 5% of the Company's shares outstanding. This share repurchase program replaces the program that terminated in January 2021, and the new program will terminate upon the earlier of: (1) reaching the authorized share repurchase amount, (2) a vote by the Board of Directors to terminate the program, or (3) one year. The Company did not repurchase any shares during the first quarter of 2021.

ASSET QUALITY AND COVID-19 SHORT TERM LOAN DEFERMENTS

As of March 31, 2021, the Company's asset quality metrics remained very strong, with non-performing assets of 0.20% of total assets and loans 30-89 days past due of 0.05% of total loans. In comparison, at December 31, 2020 and March 31, 2020, non-performing assets were 0.22% and 0.23% of total assets, respectively, and loans 30-89 days past due were 0.10% and 0.24% of total loans, respectively.

In response to the COVID-19 pandemic, the Company offered temporary debt relief to its business and retail customers impacted by COVID-19 in 2020 in accordance with the terms of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") and bank regulator guidance. The Company provided short-term debt payment relief to commercial and retail customers for periods up to 180 days, including full and partial principal and/or interest payment relief, and these loans were not individually assessed, designated or accounted for as troubled-debt restructurings. At March 31, 2021, loans operating under a short-term deferral arrangement totaled $2.4 million, compared to $26.5 million at December 31, 2020.

In late December 2020, another stimulus package was signed into law to provide additional COVID-19 relief for businesses and consumers. This stimulus package permits the Company the opportunity to again provide temporary debt relief to borrowers impacted by COVID-19. As of March 31, 2021, the Company had not provided any additional temporary debt relief to borrowers; however, such relief may be made in the future on a case-by-case basis.

ALLOWANCE FOR CREDIT LOSSES ("ACL")

In the fourth quarter of 2020, the Company adopted the current expected credit loss methodology, commonly referred to as "CECL," to account for the ACL on loans and certain off-balance credit exposures, effective as of January 1, 2020. Interim periods prior to the fourth quarter of 2020 continue to be presented under the incurred loss methodology.

At March 31, 2021, the ACL on loans was $35.8 million, or 1.11% of total loans, compared to $37.9 million, or 1.18% of total loans, at December 31, 2020. The decrease in the allowance reflects the Company's strong asset quality and overall improvement in the current and forecasted market conditions over its four-quarter forecast period. There have been no significant changes in the Company's CECL methodology since year-end.

FINANCIAL OPERATING RESULTS (Q1 2021 vs. Q1 2020)

Net income for the first quarter of 2021 was $19.7 million, an increase of $6.2 million, or 46%, over the first quarter of 2020. Diluted EPS for the first quarter of 2021 was $1.31, an increase of $0.42, or 47%, over the first quarter of 2020.

Net Interest Income and Net Interest Margin. Net interest income for the first quarter of 2021 was $32.4 million, an increase of 2% over the first quarter of 2020. Interest expense decreased $5.4 million, or 64%, between periods, while interest income decreased $4.8 million, or 12%. The decrease in interest expense and interest income was primarily driven by the change in the interest rate environment between periods in response to the COVID-19 pandemic. The decrease in interest income was partially offset by $1.9 million of income generated from SBA PPP loans in the first quarter of 2021 that were not yet offered in the first quarter of 2020.

Net interest margin for the first quarter of 2021 was 2.88%, a decrease of 20 basis points compared to the first quarter of 2020. Adjusted net interest margin, which excludes SBA PPP loans and excess liquidity (non-GAAP), for the first quarter of 2021 was 2.91%, compared to 3.09% for the first quarter of 2020.

Provision for Credit Losses. The provision for credit losses for the first quarter of 2021 was reported using the CECL methodology, whereas the provision for credit losses for the first quarter of 2020 was reported using the incurred loss methodology.

The change in provision for credit losses between periods is highlighted in the table below:

	CECL	Incurred	Change
($ in thousands)	Q1 2021	Q1 2020	Increase / (Decrease)
(Credit) provision for credit losses - loans	$(1,854)	$1,772	$(3,626)
(Credit) provision for credit losses - off-balance sheet credit exposures	(102)	3	(105)
(Credit) provision for credit losses	$(1,956)	$1,775	$(3,731)

Non-Interest Income. Non-interest income for the first quarter of 2021 was $15.2 million, an increase of $3.8 million, or 33%, over the first quarter of 2020. The increase between periods was driven by: (1) an increase in mortgage banking income of $3.6 million driven by an increase in mortgage sales as mortgage rates decreased and housing demand increased within our markets as a result of the COVID-19 pandemic, (2) an increase in debit card income of $595,000, or 28%, as customer spending increased in large part due to federal stimulus as a result of the COVID-19 pandemic, and (3) an increase in brokerage and insurance commissions of $296,000, net of a decrease in service charges on deposit accounts of $473,000, primarily due to lower overdraft fees as businesses and consumers benefited from federal stimulus in the first quarter of 2021.

Non-Interest Expense. Non-interest expense for the first quarter of 2021 was $24.9 million, an increase of $338,000, or 1%, compared to the first quarter of 2020. The modest increase in non-interest expense between periods was driven by: (1) a one-time prepayment penalty of $514,000 upon the termination of a long-term borrowing and (2) an increase in regulatory assessment costs of $341,000 as the Company received an assessment credit in the first quarter of 2020. This increase was partially offset by (1) a decrease in other real estate owned ("OREO") and collection costs of $292,000 driven by collection of previously incurred costs and a gain upon sale of an OREO property and (2) a decrease in marketing-, hiring- and travel-related costs of $573,000.

FINANCIAL OPERATING RESULTS (Q1 2021 vs. Q4 2020)

Net income for the first quarter of 2021 increased $1.5 million, or 8%, over the fourth quarter of 2020. Diluted EPS over this same period increased $0.09, or 7%.

Net Interest Income and Net Interest Margin. Net interest income for the first quarter of 2021 decreased $3.1 million, or 9%, compared to the fourth quarter of 2020. Interest income decreased $3.8 million, or 10%, between periods, while interest expense decreased $657,000, or 18%. The decrease in interest income was driven by: (1) compressed yields on interest-earning assets, (2) lower SBA PPP income of $1.8 million and (3) a decrease in average interest-earning assets of 2%. The decrease in interest expense was driven by a 4 basis point decrease in cost of funds and a decrease in average funding liabilities of 2% between periods.

Net interest margin for the first quarter of 2021 decreased 18 basis points compared to the fourth quarter of 2020. Adjusted net interest margin, which excludes SBA PPP loans and excess liquidity (non-GAAP), for the first quarter of 2021 was 2.91%, compared to 2.99% for the fourth quarter of 2020.

Provision for Credit Losses. The change in provision for credit losses between periods is highlighted in the table below:

	CECL	CECL	Change
($ in thousands)	Q1 2021	Q4 2020	Increase / (Decrease)
(Credit) provision for credit losses - loans	$(1,854)	$1,043	$(2,897)
Credit for credit losses - off-balance sheet credit exposures	(102)	(785)	683
(Credit) provision for credit losses	$(1,956)	$258	$(2,214)

Non-Interest Income. Non-interest income for the first quarter of 2021 increased $884,000, or 6%, over the fourth quarter of 2020. The increase between periods was driven by an increase in mortgage banking income of $1.5 million, partially offset by decreases in: (1) debit card income of $525,000 as the Company recognized its annual debit card income bonus of $555,000 in the fourth quarter of 2020, and (2) service charges on deposit accounts of $203,000, primarily due to lower overdraft fees as businesses and consumers benefited from federal stimulus in the first quarter of 2021.

Non-Interest Expense. Non-interest expense for the first quarter of 2021 decreased $1.8 million, or 7%, compared to the fourth quarter of 2020. The decrease in non-interest expense between periods was driven by: (1) a decrease in compensation and related costs of $1.7 million that was primarily due to an increase in performance-based incentive accruals in the fourth quarter of 2020, and (2) a decrease in OREO and collection costs of $303,000, driven by collection of previously incurred costs and a gain upon sale of an OREO property. This decrease was partially offset by a one-time prepayment penalty of $514,000 upon the termination of the Company's $25.0 million long-term FHLBB borrowing contract.

2021 ANNUAL MEETING OF SHAREHOLDERS

Camden National has scheduled its annual meeting of shareholders for Tuesday, April 27, 2021, at 3:00 p.m. Eastern time. Due to the ongoing concerns regarding the public health impact of COVID-19, the Company will hold its annual meeting both in person and virtually via live audio webcast. Shareholders will be permitted to attend the annual meeting in person at Camden National's Hanley Center, Fox Ridge Office Park, 245 Commercial Street, Rockport, Maine 04856, only to the extent consistent with, or permitted by, applicable law and directives of public health authorities. We strongly urge shareholders to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/CAC2021.

Camden National's proxy materials for its annual meeting of shareholders and additional information can be found at www.cacannualmeeting.com.

Q1 2021 CONFERENCE CALL

Camden National will host a conference call and webcast at 1:00 p.m., Eastern Time, on Tuesday, April 27, 2021 to discuss its first quarter 2021 financial results and outlook. Participants should dial in to the call 10 - 15 minutes before it begins. Information about the conference call is as follows:

Live dial-in (domestic): (888) 349-0139
Live dial-in (international): (412) 542-4154
Live webcast: https://services.choruscall.com/links/cac210427.html

A link to the live webcast will be available on Camden National's website under "Investor Relations" at www.CamdenNational.com prior to the meeting, and a replay of the webcast will be available on Camden National's website following the conference call. The transcript of the conference call will also be available on Camden National's website approximately two days after the conference call.

ABOUT CAMDEN NATIONAL CORPORATION

Camden National Corporation (NASDAQ:CAC) is the largest publicly traded bank holding company in Northern New England with $5.1 billion in assets and approximately 600 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 in Camden, Maine. Dedicated to customers at every stage of their financial journey, the bank offers the latest in digital banking, complemented by personalized service with 58 banking centers, 24/7 live phone support, 68 ATMs, and additional lending offices in New Hampshire and Massachusetts. For the past three years, Camden National Bank was named a Customer Experience (CX) Leader by leading independent research firm, Greenwich Associates. In 2020, it received awards in two CX categories: U.S. Retail Banking and U.S. Commercial Small Business. The Finance Authority of Maine has awarded Camden National Bank as "Lender at Work for Maine" for eleven years, and Camden National Corporation received a 2020 Raymond James Community Bankers Cup award, placing it in the top 10% of community banks. Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.com. Member FDIC.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; changes in general economic conditions; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; legislative and regulatory changes that adversely affect the business in which Camden National is engaged; changes in the securities markets and other risks and uncertainties disclosed from time to time in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2020, as updated by other filings with the Securities and Exchange Commission ("SEC"). Further, statements about the potential effects of the COVID-19 pandemic on our business, results of operations and financial condition may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, action taken by government authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, service providers and on economies and markets more generally. Camden National does not have any obligation to update forward-looking statements.

USE OF NON-GAAP MEASURES

In addition to evaluating the Company's results of operations in accordance with generally accepted accounting principles in the United States ("GAAP"), management supplements this evaluation with certain non-GAAP financial measures, such as pre-tax, pre-provision earnings; return on average tangible equity; the efficiency and tangible common equity ratios; tangible book value per share; core deposits and average core deposits; adjusted yield on interest-earning assets and adjusted net interest margin (fully-taxable equivalent). Management utilizes these non-GAAP financial measures for purposes of measuring our performance against our peer group and other financial institutions and analyzing our internal performance. We also believe these non-GAAP financial measure help investors better understand the Company's operating performance and trends and allow for better performance comparisons to other financial institutions. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliation to the comparable GAAP financial measure can be found in this document.

ANNUALIZED DATA

Certain returns, yields and performance ratios are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. Annualized data may not be indicative of any four-quarter period, and are presented for illustrative purposes only.

Selected Financial Data
(unaudited)

	At or For The Three Months Ended
(In thousands, except number of shares and per share data)	March 31, 2021	December 31, 2020	March 31, 2020
Financial Condition Data
Investments	$1,131,178	1,132,812	$979,674
Loans and loans held for sale	3,259,275	3,261,379	3,185,492
Allowance for credit losses on loans	35,775	37,865	26,521
Total assets	5,089,279	4,898,745	4,594,539
Deposits	4,211,630	4,005,244	3,563,705
Borrowings	245,739	246,770	420,877
Shareholders' equity	532,120	529,314	492,680
Operating Data
Net interest income	$32,364	$35,461	$31,826
(Credit) provision for credit losses	(1,956)	258	1,775
Non-interest income	15,215	14,331	11,403
Non-interest expense	24,899	26,692	24,561
Income before income tax expense	24,636	22,842	16,893
Income tax expense	4,896	4,564	3,400
Net income	$19,740	$18,278	$13,493
Key Ratios
Return on average assets	1.62%	1.45%	1.21%
Return on average equity	15.00%	13.94%	11.30%
GAAP efficiency ratio	52.33%	53.61%	56.82%
Net interest margin (fully-taxable equivalent)	2.88%	3.06%	3.08%
Non-performing assets to total assets	0.20%	0.22%	0.23%
Common equity ratio	10.46%	10.81%	10.72%
Tier 1 leverage capital ratio	9.61%	9.13%	9.53%
Total risk-based capital ratio	16.00%	15.40%	13.81%
Per Share Data
Basic earnings per share	$1.32	$1.22	$0.89
Diluted earnings per share	$1.31	$1.22	$0.89
Cash dividends declared per share	$0.36	$0.33	$0.33
Book value per share	$35.64	$35.50	$32.95
Non-GAAP Measures(1)
Return on average tangible equity	18.47%	17.27%	14.35%
Efficiency ratio	50.96%	53.30%	56.45%
Adjusted net interest margin (fully-taxable equivalent)	2.91%	2.99%	3.09%
Pre-tax, pre-provision earnings	$22,680	$23,100	$18,668
Tangible common equity ratio	8.71%	8.99%	8.78%
Tangible book value per share	$29.12	$28.96	$26.39
(1) Please see "Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)."

Consolidated Statements of Condition Data
(unaudited)

(In thousands)	March 31, 2021	December 31, 2020	March 31, 2020
ASSETS
Cash, cash equivalents and restricted cash	$368,247	$145,774	$54,209
Investments:
Trading securities	4,123	4,161	3,187
Available-for-sale securities, at fair value (book value of $1,100,514, $1,078,474 and $931,876, respectively)	1,115,548	1,115,813	960,131
Held-to-maturity securities, at amortized cost (fair value of $1,396, $1,411 and $1,358, respectively)	1,295	1,297	1,300
Other investments	10,212	11,541	15,056
Total investments	1,131,178	1,132,812	979,674
Loans held for sale, at fair value (book value of $22,243, $40,499 and $28,356, respectively)	22,229	41,557	27,730
Loans:
Commercial real estate	1,390,327	1,369,470	1,299,860
Commercial(1)	366,159	381,494	463,087
SBA PPP	169,407	135,095	—
Residential real estate	1,051,765	1,054,798	1,064,212
Consumer and home equity	259,388	278,965	330,603
Total loans	3,237,046	3,219,822	3,157,762
Less: allowance for credit losses on loans	(35,775)	(37,865)	(26,521)
Net loans	3,201,271	3,181,957	3,131,241
Goodwill and core deposit intangible assets	97,377	97,540	98,052
Other assets	268,977	299,105	303,633
Total assets	$5,089,279	$4,898,745	$4,594,539
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest checking	$860,024	$792,550	$536,243
Interest checking	1,349,528	1,288,575	1,147,653
Savings and money market	1,367,274	1,282,886	1,146,038
Certificates of deposit	346,046	357,666	545,013
Brokered deposits	288,758	283,567	188,758
Total deposits	4,211,630	4,005,244	3,563,705
Short-term borrowings	186,408	162,439	326,722
Long-term borrowings	—	25,000	35,000
Subordinated debentures	59,331	59,331	59,155
Accrued interest and other liabilities	99,790	117,417	117,277
Total liabilities	4,557,159	4,369,431	4,101,859
Shareholders’ equity	532,120	529,314	492,680
Total liabilities and shareholders’ equity	$5,089,279	$4,898,745	$4,594,539
(1) Includes the Healthcare Professional Funding Corporation ("HPFC") loan portfolio.

Consolidated Statements of Income Data
(unaudited)

	For The Three Months Ended
(In thousands, except per share data)	March 31, 2021	December 31, 2020	March 31, 2020
Interest Income
Interest and fees on loans	$30,560	$33,810	$34,045
Taxable interest on investments	3,829	4,158	4,878
Nontaxable interest on investments	728	815	787
Dividend income	105	157	168
Other interest income	166	202	335
Total interest income	35,388	39,142	40,213
Interest Expense
Interest on deposits	2,063	2,591	6,662
Interest on borrowings	156	246	838
Interest on subordinated debentures	805	844	887
Total interest expense	3,024	3,681	8,387
Net interest income	32,364	35,461	31,826
(Credit) provision for credit losses(1)	(1,956)	258	1,775
Net interest income after (credit) provision for credit losses	34,320	35,203	30,051
Non-Interest Income
Mortgage banking income, net	7,109	5,598	3,534
Debit card income	2,736	3,261	2,141
Service charges on deposit accounts	1,539	1,742	2,012
Income from fiduciary services	1,526	1,506	1,502
Brokerage and insurance commissions	953	798	657
Bank-owned life insurance	594	615	689
Customer loan swap fees	—	—	114
Other income	758	811	754
Total non-interest income	15,215	14,331	11,403
Non-Interest Expense
Salaries and employee benefits	14,522	16,245	14,327
Furniture, equipment and data processing	3,027	3,180	2,790
Net occupancy costs	1,951	1,800	2,003
Debit card expense	986	969	934
Consulting and professional fees	863	956	783
Regulatory assessments	503	479	162
Amortization of core deposit intangible assets	164	171	170
Other real estate owned and collection (recoveries) costs, net	(191)	112	101
Other expenses	3,074	2,780	3,291
Total non-interest expense	24,899	26,692	24,561
Income before income tax expense	24,636	22,842	16,893
Income Tax Expense	4,896	4,564	3,400
Net Income	$19,740	$18,278	$13,493
Per Share Data
Basic earnings per share	$1.32	$1.22	$0.89
Diluted earnings per share	$1.31	$1.22	$0.89
(1)    Reported balances for the three months ended March 31, 2021 and December 31, 2020 have been accounted for under the CECL model. Reported balances for the three months ended March 31, 2020 have been accounted for under the incurred loss method.

Quarterly Average Balance and Yield/Rate Analysis
(unaudited)

	Average Balance			Yield/Rate
	For The Three Months Ended			For The Three Months Ended
(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020	March 31, 2021	December 31, 2020	March 31, 2020
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$210,844	$267,083	$66,180	0.09%	0.09%	1.24%
Investments - taxable	946,456	945,866	809,041	1.71%	1.88%	2.56%
Investments - nontaxable(1)	118,469	121,354	117,537	3.11%	3.40%	3.39%
Loans(2):
Commercial real estate	1,382,795	1,348,269	1,273,538	3.58%	3.65%	4.24%
Commercial(1)	333,458	331,707	416,527	3.74%	3.89%	4.21%
SBA PPP	154,900	186,416	—	4.85%	7.74%	—%
Municipal(1)	24,133	20,645	16,990	3.33%	3.46%	3.67%
HPFC	12,549	13,947	20,336	7.18%	6.98%	7.83%
Residential real estate	1,083,101	1,093,367	1,078,836	3.72%	3.96%	4.19%
Consumer and home equity	268,711	287,665	334,771	4.17%	4.25%	5.03%
Total loans	3,259,647	3,282,016	3,140,998	3.76%	4.07%	4.32%
Total interest-earning assets	4,535,416	4,616,319	4,133,756	3.15%	3.38%	3.90%
Other assets	401,973	405,976	354,436
Total assets	$4,937,389	$5,022,295	$4,488,192

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$817,631	$800,391	$529,501	—%	—%	—%
Interest checking	1,289,511	1,371,910	1,146,783	0.19%	0.23%	0.70%
Savings	626,591	589,856	476,849	0.04%	0.04%	0.07%
Money market	685,026	700,949	650,383	0.31%	0.33%	0.98%
Certificates of deposit	351,555	373,364	552,079	0.63%	0.89%	1.61%
Total deposits	3,770,314	3,836,470	3,355,595	0.19%	0.23%	0.70%
Borrowings:
Brokered deposits	284,620	286,038	208,084	0.45%	0.46%	1.54%
Customer repurchase agreements	165,721	183,337	236,351	0.29%	0.40%	1.08%
Subordinated debentures	59,331	59,327	59,119	5.50%	5.66%	6.04%
Other borrowings	14,444	25,000	59,257	0.99%	1.00%	1.39%
Total borrowings	524,116	553,702	562,811	0.99%	1.02%	1.80%
Total funding liabilities	4,294,430	4,390,172	3,918,406	0.29%	0.33%	0.86%
Other liabilities	109,314	110,452	89,612
Shareholders' equity	533,645	521,671	480,174
Total liabilities & shareholders' equity	$4,937,389	$5,022,295	$4,488,192
Net interest rate spread (fully-taxable equivalent)				2.86%	3.05%	3.04%
Net interest margin (fully-taxable equivalent)				2.88%	3.06%	3.08%
Adjusted net interest margin (fully-taxable equivalent) (non-GAAP)				2.91%	2.99%	3.09%
(1)      Reported on a tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.
(2)     Non-accrual loans and loans held for sale are included in total average loans.

Asset Quality Data
(unaudited)
(In thousands)	At or For The Three Months Ended March 31, 2021	At or For The Year Ended December 31, 2020	At or For The Nine Months Ended September 30, 2020	At or For The Six Months Ended June 30, 2020	At or For The Three Months Ended March 31, 2020
Non-accrual loans:
Residential real estate	$3,637	$3,531	$4,017	$4,664	$3,499
Commercial real estate	309	518	565	432	646
Commercial(1)	1,737	1,607	1,114	1,091	1,070
Consumer and home equity	1,897	1,996	2,503	2,371	2,102
Total non-accrual loans	7,580	7,652	8,199	8,558	7,317
Accruing troubled-debt restructured loans not included above	2,579	2,818	2,952	2,874	3,008
Total non-performing loans	10,159	10,470	11,151	11,432	10,325
Other real estate owned	204	236	—	118	94
Total non-performing assets	$10,363	$10,706	$11,151	$11,550	$10,419
Loans 30-89 days past due:
Residential real estate	$772	$2,297	$1,784	$4,016	$1,781
Commercial real estate	177	50	2,056	1,625	2,641
Commercial(1)	425	430	1,638	223	1,725
Consumer and home equity	264	440	434	388	1,379
Total loans 30-89 days past due	$1,638	$3,217	$5,912	$6,252	$7,526
ACL on loans at the beginning of the period	$37,865	$25,171	$25,171	$25,171	$25,171
Impact of CECL adoption	—	233	—	—	—
(Credit) provision for loan losses	(1,854)	13,215	12,172	11,172	1,772
Charge-offs:
Residential real estate	53	121	121	96	96
Commercial real estate	—	103	104	71	50
Commercial(1)	147	1,130	857	673	253
Consumer and home equity	87	484	199	134	91
Total charge-offs	287	1,838	1,281	974	490
Total recoveries	(51)	(1,084)	(352)	(170)	(68)
Net charge-offs	236	754	929	804	422
ACL on loans at the end of the period	$35,775	$37,865	$36,414	$35,539	$26,521
Components of ACL:
ACL on loans	$35,775	$37,865	$36,414	$35,539	$26,521
ACL on off-balance sheet credit exposures(2)(3)	2,466	2,568	9	22	24
ACL, end of period	$38,241	$40,433	$36,423	$35,561	$26,545
Ratios:
Non-performing loans to total loans	0.31%	0.33%	0.34%	0.34%	0.33%
Non-performing assets to total assets	0.20%	0.22%	0.22%	0.23%	0.23%
ACL on loans to total loans	1.11%	1.18%	1.11%	1.07%	0.84%
Net charge-offs (recoveries) to average loans (annualized):
Quarter-to-date	0.03%	(0.02)%	0.01%	0.05%	0.05%
Year-to-date	0.03%	0.02%	0.04%	0.05%	0.05%
ACL on loans to non-performing loans	352.15%	361.65%	326.55%	310.87%	256.86%
Loans 30-89 days past due to total loans	0.05%	0.10%	0.18%	0.19%	0.24%
(1)    Includes the HPFC loan portfolio.
(2)    Period ended December 31, 2020, includes a $3.3 million increase upon adoption of CECL. Prior periods were not restated for CECL.
(3)    Presented within accrued interest and other liabilities on the consolidated statements of condition.

Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)

Return on Average Tangible Equity:
	For the Three Months Ended
(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Net income, as presented	$19,740	$18,278	$13,493
Add: amortization of core deposit intangible assets, net of tax(1)	130	135	134
Net income, adjusted for amortization of core deposit intangible assets	$19,870	$18,413	$13,627
Average equity, as presented	$533,645	$521,671	$480,174
Less: average goodwill and core deposit intangible assets	(97,463)	(97,622)	(98,143)
Average tangible equity	$436,182	$424,049	$382,031
Return on average equity	15.00%	13.94%	11.30%
Return on average tangible equity	18.47%	17.27%	14.35%
(1) Assumed a 21% tax rate.

Efficiency Ratio:
	For the Three Months Ended
(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Non-interest expense, as presented	$24,899	$26,692	$24,561
Less: prepayment penalty on borrowings	(514)	—	—
Adjusted non-interest expense	$24,385	$26,692	$24,561
Net interest income, as presented	$32,364	$35,461	$31,826
Add: effect of tax-exempt income(1)	271	290	280
Non-interest income, as presented	15,215	14,331	11,403
Adjusted net interest income plus non-interest income	$47,850	$50,082	$43,509
GAAP efficiency ratio	52.33%	53.61%	56.82%
Non-GAAP efficiency ratio	50.96%	53.30%	56.45%
(1) Assumed a 21% tax rate.

Pre-tax, Pre-provision Earnings:
	For the Three Months Ended
(In thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Net income, as presented	$19,740	$18,278	$13,493
Add: (credit) provision for credit losses	(1,956)	258	1,775
Add: income tax expense	4,896	4,564	3,400
Pre-tax, pre-provision earnings	$22,680	$23,100	$18,668

Adjusted Yield on Interest-Earning Assets:
	For the Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Yield on interest-earning assets, as presented	3.15%	3.38%	3.90%
Add: effect of excess liquidity on yield on interest-earning assets	0.10%	0.15%	—%
Less: effect of SBA PPP loans on yield on interest-earning assets	(0.06)%	(0.19)%	—%
Adjusted yield on interest-earning assets	3.19%	3.34%	3.90%

Adjusted Net Interest Margin (Fully-Taxable Equivalent):
	For the Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net interest margin (fully-taxable equivalent), as presented	2.88%	3.06%	3.08%
Add: effect of excess liquidity on net interest margin (fully-taxable equivalent)	0.10%	0.13%	0.01%
Less: effect of SBA PPP loans on net interest margin (fully-taxable equivalent)	(0.07)%	(0.20)%	—%
Adjusted net interest margin (fully-taxable equivalent)	2.91%	2.99%	3.09%

Tangible Book Value Per Share and Tangible Common Equity Ratio:
	March 31, 2021	December 31, 2020	March 31, 2020
(In thousands, except number of shares, per share data and ratios)
Tangible Book Value Per Share:
Shareholders' equity, as presented	$532,120	$529,314	$492,680
Less: goodwill and other intangible assets	(97,377)	(97,540)	(98,052)
Tangible shareholders' equity	$434,743	$431,774	$394,628
Shares outstanding at period end	14,928,434	14,909,097	14,951,597
Book value per share	$35.64	$35.50	$32.95
Tangible book value per share	$29.12	$28.96	$26.39
Tangible Common Equity Ratio:
Total assets	$5,089,279	$4,898,745	$4,594,539
Less: goodwill and other intangible assets	(97,377)	(97,540)	(98,052)
Tangible assets	$4,991,902	$4,801,205	$4,496,487
Common equity ratio	10.46%	10.81%	10.72%
Tangible common equity ratio	8.71%	8.99%	8.78%

Core Deposits:
(In thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Total deposits	$4,211,630	$4,005,244	$3,563,705
Less: certificates of deposit	(346,046)	(357,666)	(545,013)
Less: brokered deposits	(288,758)	(283,567)	(188,758)
Core deposits	$3,576,826	$3,364,011	$2,829,934

Average Core Deposits:
	For the Three Months Ended
(In thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Total average deposits	$3,770,314	$3,836,470	$3,355,595
Less: average certificates of deposit	(351,555)	(373,364)	(552,079)
Average core deposits	$3,418,759	$3,463,106	$2,803,516